Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR FISCAL 2020 SECOND QUARTER

Bed Bath and Beyond Delivers Pivotal Quarter of Strong Sales and Profit Growth,
as well as Significant Cash Flow Generation

•
Comparable Sales Growth of 6%, with Strong Comp Sales Growth from Digital Channels of 89%; First Comparable Sales Growth Since FY16 Q4; Net Sales Declined Approximately 1%, Partially Due to the Divestiture of One Kings Lane

•
Gross Margin Increased 1,000 bps to 36.7%; Adjusted Gross Margin Increased 200 bps to 35.9%, Driven by Favorable Product Mix, Including Lower Coupon Expense and Better Optimization of Promotion and Markdowns; and Leverage of Distribution and Fulfillment Costs; Partially Offset by Expected Digital Channel Mix

•	Net Earnings per Diluted Share of $1.75; Adjusted Net Earnings per Diluted Share Increased 47% to $0.50 vs. FY19 Q2

•	Adjusted EBITDA Increased 36% vs. FY19 Q2 to $199 Million, or 7.4% Margin

•	Generated Cash Flow of More Than $750 Million, Driven by Earnings and Working Capital Improvements, as well as Net Proceeds from Sale of PersonalizationMall.com

•	Reduced Gross Debt by 30% vs. FY20 Q1; Enhanced Liquidity to Approximately $2.2 Billion,
or Approximately 2x Debt

•	On a Preliminary Basis, Monthly Sales for September Show Positive Comparable Sales, with Similar Store and Digital Performance Trends as Second Quarter

UNION, New Jersey, October 1, 2020 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the second quarter of fiscal 2020 ended August 29, 2020.

(in millions, except per share data)	Reported GAAP			Adjusted (1) (Including Non-GAAP)
	Three months ended			Three months ended
	August 31, 2019	August 29, 2020	Diff.	August 31, 2019	August 29, 2020	Diff.
Comparable Sales				(7)%	6%
Total Net Sales	$2,719	$2,688	(1)%	$2,719	$2,688	(1)%
Gross Margin	26.7%	36.7%	1,000 bps	33.9%	35.9%	200 bps
SG&A Margin	32.4%	31.6%	-80bps	31.6%	31.5%	-10bps
Adjusted EBITDA	—	—	—	$147	$199	36%
EPS - Diluted	$(1.12)	$1.75	256%	$0.34	$0.50	47%
(1) Adjusted items refer to comparable sales as well as to financial measures that are derived from measures calculated in accordance with GAAP, but which have been adjusted to exclude certain items. All of these latter financial measures are non-GAAP financial measures.

Fiscal 2020 Second Quarter Highlights

•
Comparable sales increased approximately 6%, the Company’s first comparable sales growth since the fiscal 2016 fourth quarter. Second quarter comparable sales benefited from significantly strong growth in digital channels of approximately 89%, partially offset by an approximately 12% decline in comparable store sales.

•
Net sales were approximately $2.7 billion, a decrease of approximately 1% compared to the prior year period, partially due to the divestiture of One Kings Lane. Net sales from digital channels grew approximately 88%, while net sales from stores declined approximately 18%, compared to the prior year.

•
Gross margin increased approximately 1,000 basis points to 36.7% compared to the prior year period, driven primarily by a favorable adjustment to the incremental inventory reserve for future markdowns in the fiscal 2020 second quarter and an inventory writedown in the prior year period. Excluding these items from both periods, adjusted gross margin increased approximately 200 basis points to 35.9% and was driven primarily by favorable product mix, including lower coupon expense and better optimization of promotion and markdowns; and leverage of distribution and fulfillment costs; partially offset by higher digital channel mix, including higher net-direct-to-customer shipping expense.

•
SG&A expenses decreased approximately $31 million or 3.5% compared to the prior year period, driven primarily by lower payroll and payroll-related expenses and advertising, which were partially offset by an increase in professional fees within other expenses, mainly consulting costs related to the Company's transformation initiatives. Excluding charges related to severance costs from the prior year period, adjusted SG&A expenses decreased approximately $12 million or 1.4% compared to adjusted SG&A in the prior year period.

•
Net earnings per diluted share of $1.75 includes approximately $156 million from special items including favorable impacts from a gain on the sale of PersonalizationMall.com and a gain on the extinguishment of debt, partially offset by unfavorable impacts from special items including non-cash charges related to impairments of tradenames, and certain store-level assets, and the restructuring and transformation initiative costs. This compares with a net loss of $(1.12) per diluted share for the fiscal 2019 second quarter.

◦
Excluding special items from both periods, the Company reported adjusted net earnings per diluted share of $0.50 for the fiscal 2020 second quarter, and adjusted net earnings per diluted share of $0.34 for the fiscal 2019 second quarter.

Mark Tritton, Bed Bath & Beyond’s President and CEO said, “Our growth strategy is unlocking improved financial performance, and the marked improvement in our second quarter financial results reflects the potential of our digital-first, omni-always transformation and our efforts to build a modern, durable platform for success. We’ve taken direct action to stabilize our business, including reducing our cost structure, enhancing our financial flexibility, and investing where it matters most to our customers.  At the same time, we have assembled a world-class and experienced leadership team to rebuild our authority in Home and modernize our operations to deliver a truly customer-inspired and omni-always shopping experience.

“During this unprecedented time when our homes have become the center of our lives, our Company continues to respond with agility to the changing needs of our customers. We are delighted by the continued strong response to our BOPIS and contactless Curbside Pickup service offerings, and we believe the recent launch of our new Same Day Delivery service will make it even easier to shop with us, as we help families across North America unlock the magic of holidays at home.”

Financial Position Update

During the fiscal 2020 second quarter, the Company generated cash flow of over $750 million including operational earnings and working capital, net of capital investments; reduced its gross debt by approximately $500 million or 30% through a bond tender offer and repayment of a bank loan; and further enhanced its liquidity position by approximately $400 million to approximately $2.2 billion through strong cash generation and a new $850 million secured asset-based lending facility.

Outlook

Given the ongoing uncertainty related to the impact of the COVID-19 pandemic, including around consumer behavior especially during the upcoming holiday season, the Company maintains its position of not providing fiscal 2020 financial guidance. It is closely managing operational costs, including working capital to ensure it can remain agile and adjust to any unexpected changes in the market. The Company continues to believe it has a strong financial position to manage through these uncertain times.

As previously disclosed on July 14, 2020 in an Investor FAQ Document, Bed Bath & Beyond plans to accelerate its comprehensive restructuring program to drive profit improvement over the next two-to-three years. It expects to achieve significant annualized improvement in Earnings before Interest, Income Taxes, Depreciation and Amortization (EBITDA) of between approximately $250 million to $350 million, excluding one-time costs. This is in addition to the expected $85 million in SG&A savings associated with the strategic restructuring program announced in February 2020. Importantly, the Company has assumed reinvestment of between approximately $150 to $200 million of the expected cost savings into future growth initiatives.
Key components of the additional expected profit improvement include:

•
Approximately $100 million in annual savings from its previously described Store Network Optimization project which includes the closure of approximately 200 mostly Bed Bath & Beyond stores over the next two years. These stores collectively generated about $1 billion in annual net sales in fiscal 2019, and many of them were EBITDA negative by the end of fiscal 2019. The Company expects to be able to transition at least 15% to 20% of these sales to its digital channels or other store locations.

◦
The Company continues to believe that its physical store channel is an asset for its transformation into a digital-first company, especially with new omni-fulfillment capabilities in Buy-Online-Pick-Up-In-Store, Curbside Pickup and Same Day Delivery.

•	Approximately $200 million in annual savings from product sourcing, through renegotiations with existing vendors.

•	Approximately $150 million in annual SG&A savings from continued optimization of its corporate overhead cost structure and reductions in other discretionary expense.

◦
As previously disclosed on August 25, 2020, the Company announced that it had executed a workforce reduction of approximately 2,800 roles from across its corporate headquarters and retail banner stores and expects this action to generate future annual pre-tax cost savings of approximately $150 million, which is at the upper end of the Company's initially stated range of $100 to $150 million dollars in annual SG&A savings described above. This action was designed to further reduce layers at the corporate level, significantly reposition field operations to better serve customers in a digital-first shopping environment, as well as realign technology, supply chain and merchandising teams to support strategic growth initiatives.

In addition to these cost savings, the Company expects to generate deeper assortment, sourcing and supply chain opportunities as it pursues growth in owned brands.

On a preliminary basis, monthly sales for September show positive comparable sales growth, with similar store and digital sales as in the second quarter and accelerated BOPIS trends.

Fiscal 2020 Second Quarter Conference Call and Investor Presentation

Bed Bath & Beyond Inc.’s fiscal 2020 second quarter conference call with analysts and investors will be held today at 8:00am EDT and may be accessed by dialing 1-888-424-8151, or if international, 1-847-585-4422, using conference ID number 5579585#. A live audio webcast of the conference call, along with the earnings press release, investor presentation and supplemental financial disclosures, will also be available on the investor relations section of the Company's website at www.bedbathandbeyond.com. The webcast will be available for replay after the call.
The Company has also made available an Investor Presentation on the investor relations section of the Company's website at www.bedbathandbeyond.com.

2020 Virtual Investor Day

The Company invites financial analysts and institutional investors to save the date for a Bed Bath & Beyond Virtual Investor Day on Wednesday, October 28, 2020, starting at 9:00am EDT.  The event will be hosted by President and CEO Mark Tritton and other members of the Company's Leadership Team. Further details will be included in a formal invitation to be sent out in advance of the event.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, decorist.com, harborlinen.com, and t-ygroup.com. As of August 29, 2020, the Company had a total of 1,476 stores, including 955 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 259 stores under the names of World Market, Cost Plus World Market or Cost Plus, 128 buybuy BABY stores, 81 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 53 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal 2020 second quarter, the Company opened 2 stores including one Bed Bath & Beyond store and one buybuy BABY store. Also during the fiscal second quarter, the Company closed 4 stores including 3 Cost Plus World Market stores and one Bed Bath & Beyond store. The joint venture to which the Company is a partner operates ten stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"), adjusted gross margin, adjusted SG&A and adjusted net earnings per diluted share, which is intended to provide visibility into the Company’s core operations by excluding the effects of the goodwill, tradenames, and other impairments, severance costs, incremental inventory reserve for future markdowns, favorable impacts from an adjustment to the incremental inventory reserve for future markdowns, a gain on the extinguishment of debt, a gain on the sale of PersonalizationMall.com, and the restructuring and transformation initiative costs. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives, the future impact of the novel coronavirus (COVID-19), the potential impact and success of its strategic restructuring program, and its current estimates and expectations for financial performance for future periods. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, preliminary, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with COVID-19 and the governmental responses to it, including its impacts across the Company's businesses on demand and operations, as well as on the operations of the Company's suppliers and other business partners, and the effectiveness of the Company's actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company's strategic restructuring program; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company's plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. Except as required by law, the Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:
INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com
MEDIA CONTACT: Dominic Pendry, (908) 855-4202 or dominic.pendry@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	August 29, 2020	August 31, 2019

Net sales	$2,687,968	$2,719,447

Cost of sales	1,700,431	1,992,459

Gross profit	987,537	726,988

Selling, general and administrative expenses	850,218	880,889

Impairment charges	29,176	28,357

Restructuring and transformation initiative costs	27,128	—

Gain on sale of business	(189,528)	—

Operating profit (loss)	270,543	(182,258)

Interest expense, net	23,371	16,342

Gain on extinguishment of debt	(77,038)	—

Earnings (loss) before provision for income taxes	324,210	(198,600)

Provision (benefit) for income taxes	106,310	(59,835)

Net earnings (loss)	$217,900	$(138,765)

Net earnings (loss) per share - Basic	$1.76	$(1.12)
Net earnings (loss) per share - Diluted	$1.75	$(1.12)

Weighted average shares outstanding - Basic	124,146	123,349
Weighted average shares outstanding - Diluted	124,211	123,349

Dividends declared per share	$—	$0.17

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s second quarter conference call with analysts and investors.  The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business.  These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including the year-to-year results.  The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of this non-GAAP measure to assess its financial and earnings performance.  For reasons noted above, the Company is presenting certain non-GAAP financial measures for its fiscal 2020 second quarter.  In order for investors to be able to more easily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2019 period in the reconciliation tables below. The Company is not providing a reconciliation of its estimate of improved EBITDA as a result of the ongoing restructuring program to the most directly comparable measure prepared in accordance with GAAP, because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	August 29, 2020	August 31, 2019
Reconciliation of Adjusted Net Earnings (Loss) per Diluted Share
Reported net earnings (loss) per diluted share	$1.75	$(1.12)
Impairments, severance, incremental inventory reserve for future markdowns, costs associated with portfolio optimization strategy, restructuring and transformation initiative costs, gain on sale of business and gain on extinguishment of debt	(1.25)	1.46
Adjusted net earnings per diluted share	$0.50	$0.34

Reconciliation of Adjusted Gross Profit
Reported gross profit	$987,537	$726,988

Adjustments:
Incremental inventory reserve for future markdowns	(23,000)	193,735
Total adjustments	(23,000)	193,735

Adjusted gross profit	$964,537	$920,723

Reconciliation of Adjusted Gross Margin
Reported gross margin	36.7%	26.7%

Adjustments:
Incremental inventory reserve for future markdowns	(0.8)%	7.2%
Total adjustments	(0.8)%	7.2%

Adjusted gross margin	35.9%	33.9%

	Three Months Ended
	August 29, 2020	August 31, 2019
Reconciliation of Adjusted Selling, General and Administrative Expenses
Reported selling, general and administrative expenses	$850,218	$880,889

Adjustments:
Severance costs	—	(22,537)
Costs associated with portfolio optimization strategy	(3,750)	—
Total adjustments	(3,750)	(22,537)

Adjusted selling, general and administrative expenses	$846,468	$858,352

Reconciliation of Adjusted Selling, General and Administrative Expenses (SG&A) as a Percent of Net Sales
Reported SG&A as a percent of net sales	31.6%	32.4%

Adjustments:
Severance costs	—%	(0.8)%
Costs associated with portfolio optimization strategy	(0.1)%	—%
Total adjustments	(0.1)%	(0.8)%

Adjusted SG&A as a percent of net sales	31.5%	31.6%

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
Reported net earnings (loss)	$217,900	$(138,765)
Depreciation and amortization	85,277	84,430
Interest expense, net	23,371	16,342
Gain on extinguishment of debt	(77,038)	—
Provision (benefit) for income taxes	106,310	(59,835)
EBITDA	$355,820	$(97,828)

Pre-tax Adjustments:
Incremental inventory reserve for future markdowns	(23,000)	193,735
Impairments (a)	29,176	28,357
Restructuring and transformation initiative costs	23,128	—
Severance costs	—	22,537
Gain on sale of business	(189,528)	—
Costs associated with portfolio optimization strategy	3,750	—
Total pre-tax adjustments	(156,474)	244,629

Adjusted EBITDA	$199,346	$146,801

Reconciliation of Adjusted Effective Income Tax Rate
Reported effective income tax rate	32.8%	30.1%
Impairments, severance, incremental inventory reserve for future markdowns, costs associated with portfolio optimization strategy, restructuring and transformation initiative costs, gain on sale of business and gain on extinguishment of debt	1.5%	(21.1)%
Adjusted effective income tax rate	34.3%	9.0%

	Three Months Ended
	August 29, 2020	August 31, 2019
Reconciliation of Adjusted Net Earnings (Loss)
Reported net earnings (loss)	$217,900	$(138,765)

Pre-tax Adjustments:
Incremental inventory reserve for future markdowns	(23,000)	193,735
Impairments (a)	29,176	28,357
Restructuring and transformation initiative costs	27,128	—
Severance costs	—	22,537
Gain on sale of business	(189,528)	—
Gain on extinguishment of debt	(77,038)	—
Costs associated with portfolio optimization strategy	3,750	—
Total pre-tax adjustments	(229,512)	244,629
Tax impact of adjustments	73,863	(63,964)
Total adjustments, after tax	(155,649)	180,665

Adjusted net earnings	$62,251	$41,900

(a) Impairments include tradename and store asset impairments related to the North American Retail reporting unit.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	August 29, 2020	May 30, 2020	February 29, 2020
Assets
Current assets:
Cash and cash equivalents	$1,441,845	1,120,974	1,000,340
Short term investment securities	—	29,485	385,642
Merchandise inventories	2,052,041	2,240,449	2,093,869
Prepaid expenses and other current assets	249,672	354,796	248,342
Assets held-for-sale	—	70,530	98,092
Total current assets	3,743,558	3,816,234	3,826,285
Long term investment securities	19,893	19,928	20,380
Property and equipment, net	1,295,967	1,362,110	1,430,604
Operating lease assets	1,913,719	1,903,380	2,006,966
Other assets	465,963	592,695	506,280
Total assets	$7,439,100	$7,694,347	$7,790,515

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,028,730	$954,745	944,194
Accrued expenses and other current liabilities	686,004	609,930	675,776
Merchandise credit and gift card liabilities	322,859	327,512	340,407
Current operating lease liabilities	464,946	545,547	463,005
Liabilities related to assets held-for-sale	—	26,303	43,144
Total current liabilities	2,502,539	2,464,037	2,466,526
Other liabilities	206,221	203,998	204,926
Operating lease liabilities	1,799,504	1,792,187	1,818,783
Income taxes payable	43,660	48,119	46,945
Long term debt	1,190,168	1,724,916	1,488,400
Total liabilities	5,742,092	6,233,257	6,025,580

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; authorized - 900,000 shares; issued 343,676, 343,918 and 343,683, respectively; outstanding 126,008, 126,307 and 126,528 shares, respectively	3,436	3,439	3,436
Additional paid-in capital	2,183,564	2,175,225	2,167,337
Retained earnings	10,290,896	10,072,535	10,374,826
Treasury stock, at cost; 217,668, 217,611 and 217,155 shares, respectively	(10,718,789)	(10,718,292)	(10,715,755)
Accumulated other comprehensive loss	(62,099)	(71,817)	(64,909)

Total shareholders' equity	1,697,008	1,461,090	1,764,935

Total liabilities and shareholders' equity	$7,439,100	$7,694,347	$7,790,515

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	August 29, 2020	August 31, 2019
Cash Flows from Operating Activities:
Net income (loss)	217,900	(138,765)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	85,277	84,430
Goodwill and other impairments	29,176	28,357
Stock-based compensation	8,178	12,062
Deferred income taxes	105,089	(32,687)
Gain on sale of business	(189,528)	—
Gain on debt extinguishment	(77,038)	—
Other	1,275	(834)
Decrease (increase) in assets:
Merchandise inventories	184,525	207,429
Other current assets	105,806	(54,383)
Other assets	(551)	(1,350)
Increase (decrease) in liabilities:
Accounts payable	92,496	23,246
Accrued expenses and other current liabilities	72,684	27,122
Merchandise credit and gift card liabilities	(5,082)	(2,067)
Income taxes payable	(4,458)	(27,176)
Operating lease assets and liabilities, net	(85,076)	41,011
Other liabilities	2,809	(579)
Net cash provided by operating activities	543,482	165,816

Cash Flows from Investing Activities:
Redemption of held-to-maturity investment securities	29,500	202,000
Net proceeds from sale of business	244,782	—
Capital expenditures	(36,970)	(56,835)
Net cash provided by investing activities	237,312	145,165

Cash Flows from Financing Activities:
Payment of dividends	(1,778)	(21,479)
Repurchase of common stock, including fees	(497)	(16,472)
Repayments of long-term debt	(457,827)	—
Payment of deferred financing fees	(7,690)	—
Net cash used in financing activities	(467,792)	(37,951)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	5,386	1,928

Net increase in cash, cash equivalents and restricted cash, including cash balances classified as assets held-for-sale	$318,388	274,958
Change in cash balances classified as held-for-sale	2,545	—
Net increase in cash, cash equivalents and restricted cash	$320,933	274,958

Cash, cash equivalents and restricted cash:
Beginning of period	$1,155,154	$732,199
End of period	$1,476,087	$1,007,157